AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                     ON DECEMBER 22, 1994

                                 REGISTRATION NO. 33-__________

===============================================================

              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                        _______________
                           FORM S-8
                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933
                        _______________
                          PACIFICORP
    (Exact name of registrant as specified in its charter)
                        _______________

            OREGON                        93-9246090
 (State or other jurisdiction            (IRS Employer
of incorporation or organization)     Identification No.)

 700 NE Multnomah, Suite 1600                97232
       Portland, Oregon                   (Zip Code)
     (Address of Principal
      Executive Offices)
                        _______________

 PACIFICORP COMPENSATION REDUCTION PLAN DATED DECEMBER 1, 1994
                   (Full title of the plan)

                      RICHARD T. O'BRIEN
                        Vice President
                          PacifiCorp
                 700 NE Multnomah, Suite 1600
                      Portland, OR  97232
            (Name and address of agent for service)

        Telephone number, including area code, of agent for service: (503) 731-2000

                           Copy to:

                      JOHN M. SCHWEITZER
                Stoel Rives Boley Jones & Grey
                 700 NE Multnomah, Suite 1600
                    Portland, Oregon 97232

===============================================================

                    CALCULATION OF REGISTRATION FEE
==========================================================================================
                                         Proposed            Proposed
                          Amount         Maximum             Maximum          Amount of
Title of Securities       to Be          Offering            Aggregate       Registration
to Be Registered        Registered   Price Per Share(2)   Offering Price(2)      Fee
- ------------------------------------------------------------------------------------------
 Common Stock(1)      94,000 Shares       $18.625             $1,750,750        $603.71
==========================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $18.625, which was the average of the high and low prices of the Common Stock on December 20, 1994, as reported in The Wall Street Journal for New York Stock Exchange listed securities.
/TABLE

                            PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents By Reference.
          ---------------------------------------

          The following documents filed by PacifiCorp (the
"Company") with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

          (b)  All other reports filed pursuant to Section
     13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

          (c) The description of the common stock of the Company contained in the Company's registration under
     Section 12 of the Securities Exchange Act of 1934, including any amendment or report updating such description.

          All reports and other documents subsequently filed by the Company pursuant to sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.
          -------------------------

          The securities registered hereby include participation interests in the PacifiCorp Compensation Reduction Plan (the "Plan"). These interests represent the contractual obligation of the Company to pay or distribute when due to participants in the Plan cash and/or Common Stock with respect to amounts deferred in accordance with the terms of the Plan. The right of each participant in the Plan is that of a general, unsecured creditor of the Company. The participation interests in the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participants.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          The Company's Second Restated Articles of
Incorporation, as amended ("Restated Articles"), and Bylaws, as amended ("Bylaws"), require the Company to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act ("OBCA").
The effect of the OBCA is summarized as follows:

          (a) The OBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

          (b) The OBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys' fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if such person is adjudged to be liable to the Company unless permitted by a court.

          (c) Under the OBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or the committee thereof, as described in (i) and (ii) above, or (iv) by the shareholders. Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (i) through (iv) above, except that if the determination of such indemnification's permissibility is made by special counsel then the determination of the reasonableness of such expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

          (d) Under the OBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes
     (i) a written affirmation of the director's or officer's good faith belief that he or she has met the prescribed standard of conduct, and (ii) a written undertaking to repay the advance if it is ultimately determined that such person did not meet the standard of conduct.

          The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors, or otherwise. Indemnity agreements entered into by the Company require the Company to indemnify the directors that are parties thereto to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations. Resolutions adopted by the Company's board of directors are intended to have a similar result with respect to officers of the Company.

          The Company has directors' and officers' liability insurance coverage which insures officers and directors of the Company against certain liabilities.

Item 7.   Exemption From Registration Claimed.
          -----------------------------------

          Not Applicable.

Item 8.   Exhibits.
          --------

(4)(a)    Second Restated Articles of Incorporation of the
          Company, as amended. Incorporated by reference to Exhibit (3)a, Form 10-K for the fiscal year ended
          December 31, 1992, File No. 1-5152.

(4)(b)    Bylaws of the Company as amended November 17, 1993.
          Incorporated by reference to Exhibit (3)b, Form 10-K for the fiscal year ended December 31, 1993, File
          No. 1-5152.

(5)       Opinion of Counsel.

(23) Consent of Deloitte & Touche LLP.

(24) Powers of Attorney.

Item 9.   Undertakings.
          ------------

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii)     To include any material
               information with respect to the plan of
               distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 22, 1994.

                              PACIFICORP



                              By   RICHARD T. O'BRIEN
                                 ----------------------------
                                   Richard T. O'Brien
                                   Vice President


     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons on December 22, 1994 in the capacities indicated.

         SIGNATURE               TITLE

   *FREDERICK W. BUCKMAN         President, Chief Executive
- ----------------------------     Officer and Director
   Frederick W. Buckman

    *WILLIAM J. GLASGOW          Senior Vice President and
- ----------------------------     Chief Financial Officer
    William J. Glasgow

    *DANIEL L. SPALDING          Senior Vice President
- ----------------------------     (Chief Accounting Officer)
    Daniel L. Spalding

     *C.M. BISHOP, JR.           Director
- ----------------------------
     C.M. Bishop, Jr.

     *C. TODD CONOVER            Director
- ----------------------------
      C. Todd Conover

    *RICHARD C. EDGLEY           Director
- ----------------------------
     Richard C. Edgley

       *A.M. GLEASON             Director
- ----------------------------
A.M. Gleason (Vice Chairman)

     *JOHN C. HAMPTON            Director
- ----------------------------
      John C. Hampton

   *STANLEY K. HATHAWAY          Director
- ----------------------------
    Stanley K. Hathaway

     *NOLAN E. KARRAS            Director
- ----------------------------
      Nolan E. Karras

    *KEITH R. MCKENNON           Director
- ----------------------------
Keith R. McKennon (Chairman)

     *ROBERT G. MILLER           Director
- ----------------------------
     Robert G. Miller

      *VERL R. TOPHAM            Director
- ----------------------------
      Verl R. Topham

      *DON M. WHEELER            Director
- ----------------------------
      Don M. Wheeler

    *NANCY WILGENBUSCH           Director
- ----------------------------
     Nancy Wilgenbusch

                                 Director
- ----------------------------
     Kathryn A. Braun

*By RICHARD T. O'BRIEN
   -------------------------
    Richard T. O'Brien
    (Attorney-in-Fact)



          Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 22, 1994.

                         PACIFICORP COMPENSATION REDUCTION PLAN



                         By:  JOHN C. HAMPTON
                             --------------------------------
                              John C. Hampton,
                              Chairman of the Personnel
Committee

                         EXHIBIT INDEX


                                                     Sequential
Exhibit                                                 Page
Number    Document Description                         Number

(4)(a) Second Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit (3)a, Form 10-K for the fiscal year ended December 31, 1992, File No. 1-5152.

(4)(b)    Bylaws of the Company, as amended
          November 17, 1993.  Incorporated by
          reference to Exhibit (3)b, Form 10-K for the fiscal year ended December 31, 1993, File No. 1-5152.

(5)       Opinion of Counsel.

(23)      Consent of Deloitte & Touche LLP.

(24)      Powers of Attorney.